UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 15, 2008 (December 9, 2008)
Retail Ventures, Inc.

(Exact name of registrant as specified in its charter)

Ohio	1-10767	20-0090238

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4150 E. Fifth Ave., Columbus, Ohio	43219

(Address of principal executive offices)	(Zip Code)
(614) 238-4148

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Retail Ventures, Inc. (the “Company”) has entered into an amendment (the “Amendment”) to the November 1, 2004 employment agreement (the “Agreement”) with Heywood Wilansky, the Company’s Chief Executive Officer (the “Executive”), effective December 9, 2008. Except as set forth in the Amendment, all other provisions of the Agreement remain in full force and effect. The Amendment contains the following material terms and conditions:
•	The Agreement shall terminate on January 31, 2009, the end of the Company’s 2008 fiscal year (the “Termination Date”). The Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 7, 2008, and is incorporated herein by reference.

•	Beginning on the Termination Date, the Executive shall be entitled to additional severance benefits of $25,000 for continuing health insurance benefits and a Company discount card as provided to retirees by the Company.

•	If Executive is entitled to a payment and/or a benefit under the Agreement that is required to be delayed pursuant to Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended, then such payment or benefit shall not be paid or provided until the first business day of the seventh month following the Termination Date, and the first payment that can be made following such postponement period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such postponement period.

•	In the event that the Agreement, as amended, fails to comply with the requirements of Section 409A, the Company shall reimburse the Executive for any additional income taxes, interest and penalties arising under Section 409A as a result of such violation so that following such reimbursement Executive is in the same economic position as he would have been had no violation occurred.
The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to November 1, 2004 employment agreement between the Company and Heywood Wilansky effective December 9, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL VENTURES, INC.
Date: December 15, 2008	By:	/s/ James A. McGrady
James A. McGrady
Executive Vice President, Chief Financial Officer, Treasurer and Secretary